  As filed with the Securities and Exchange Commission on November 30, 1999
                                                 Registration No. 333-__________

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              ____________________

                                IFX CORPORATION
             (Exact name of registrant as specified in its charter)

                              ____________________

          Delaware                                            36-3399452
-------------------------------                           ---------------------
(State or other jurisdiction of                             (I.R.S. Employee
or organization incorporation)                             Identification No.)


                        707 Skokie Boulevard, 5th Floor
                          Northbrook, Illinois 60062
                                 (847) 412-9411

                              ____________________

  (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                              ____________________

       IFX Corporation 1998 Stock Option and Incentive Plan, as amended
       ----------------------------------------------------------------
                           (Full title of the plans)

                               Joel M. Eidelstein
                                IFX Corporation
                        707 Skokie Boulevard, 5th Floor
                          Northbrook, Illinois 60062
                                 (847) 412-9411
                              ____________________

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ____________________

                        CALCULATION OF REGISTRATION FEE
==========================================================================================
                                            Proposed Maximum Aggregate       Amount of
Title of Securities to be Registered              Offering Price          Registration Fee
------------------------------------------------------------------------------------------
Common Stock, par value $.02 per share          $16,762,500 (1)(2)             $4,660
==========================================================================================

(1) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus which constitutes part of this Registration Statement also relates to an aggregate of 900,000 shares of the registrant's common stock previously registered on Form S-8 (Reg. No. 333-76257). This Registration Statement registers 900,000 additional shares of the Registrant's Common Stock issuable pursuant to the same employee benefit plan for which Registration Statement 333-76257 currently is effective. Accordingly, pursuant to Instruction E to Form S-8, the registration fee is being paid with respect to the additional securities only. This Registration Statement also registers an indeterminate number of shares that may be issued as a result of anti-dilution provisions contained in the plans covered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market on November 24, 1999. Does not reflect an indeterminate number of shares that may be issued as a result of anti-dilution provisions contained in the plan, which shares shall be covered by this registration statement.

--------------------------------------------------------------------------------

Explanatory Note
----------------

On April 14, 1999, IFX Corporation (the "Registrant") filed Registration Statement No. 333-76257 with the Securities and Exchange Commission to register 900,000 shares of its common stock, $.02 par value per share (the "Common Stock"), issuable pursuant to the IFX Corporation Stock Option and Incentive Plan (the "Plan"). Registration Statement No. 333-76257 is still effective. This Registration Statement is being filed to register 900,000 additional shares of Common Stock issuable by the Company pursuant to the Plan, as amended.

     The contents of Registration Statement No. 333-76257 are incorporated herein by reference, to the extent not amended hereby.



                 ONLY THOSE ITEMS AMENDED ARE INCLUDED HEREIN.
                 --------------------------------------------


Item 4.  Description of Securities

     Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), the Company is authorized to issue an aggregate of 50,000,000 shares of Common Stock, par value $.02 per share, and up to 10,000,000 shares of preferred stock. The preferred stock may be issued in such classes or series and with such rights, preferences, qualifications or restrictions as the Board, in its discretion, may determine. As of September 15, 1999, there were 7,695,377 shares of Common Stock outstanding and 872 holders of record of Common Stock. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR."

     The holders of Common Stock are entitled to receive dividends out of assets legally available therefor, if and when declared by the Board of Directors and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

     The terms and conditions of preferred stock, if and when issued, shall be determined by the Board of Directors from time to time. No shares of preferred stock currently are outstanding.

Delaware Statutory Business Combination Provision

     Section 203 of the Delaware General Corporation Law (the "DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares), or (c) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Except as specified therein, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation who or which and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or
(ii).

     In its Certificate, the Company has elected not to be governed by the restrictions imposed by Section 203 of the DGCL. Accordingly, in the event the Company becomes the subject of a takeover or third party acquisition attempt, it may not be able to avail itself of the benefits afforded by Section 203 of the DGCL.

Item 8.  Exhibits

Exhibit
  No.        Description
-------      -----------
    4.1      IFX Corporation 1998 Stock Option and Incentive Plan, as amended

    5.1      Opinion of Neal, Gerber & Eisenberg

   23.1      Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 to this
             Registration Statement)

   23.2      Consent of Ernst & Young LLP

   23.3      Consent of Arthur Andersen LLP

   24.1      Powers of Attorney (included in the signature page of this registration statement)

                                   SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities Act of
     --------------
1933, as amended, the registrant, IFX Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 2, 1999.

                         IFX CORPORATION



                    By:  /s/ Joel M. Eidelstein
                         ------------------------------------------------------
                         Joel M. Eidelstein,
                         President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel M. Eidelstein and Jose Leiman, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all amendments or supplements thereto, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on December 2, 1999 by the following persons in the capacities indicated:

Signature                        Title
---------                        -----


/s/ Michael Shalom               Chief Executive Officer
----------------------
Michael Shalom                   (Principal Executive Officer)


/s/ Joel M. Eidelstein           Director
----------------------
Joel M. Eidelstein

/s/ Jose Leiman                  Chief Financial Officer
----------------------
Jose Leiman                      (Principal Financial and Accounting Officer)


/s/ Zalman Lekach                Director
----------------------
Zalman Lekach


/s/ Colleen M. Downes            Director
----------------------
Colleen M. Downes


/s/ George A. Myers              Director
----------------------
George A. Myers


/s/ Joseph M. Matalon            Director
----------------------
Joseph M. Matalon


/s/ Burton J. Meyer              Director
----------------------
Burton J. Meyer